ASSIGNMENT

      THIS ASSIGNMENT made this 1st day of October, 1995 by and between CNL INCOME FUND ADVISORS, INC., a Florida corporation ("Assignor") and CNL FUND ADVISORS, INC., a Florida corporation ("Assignee").

                                  WITNESSETH:

      WHEREAS, the CNL Investment Company entered into that certain Management Agreement, dated December 9, 1988 with CNL Income Fund VI, Ltd. ("Agreement"); and

      WHEREAS, CNL Investment Company assigned its rights, duties and obligations under the Agreement to Assignor by Assignment dated January 1, 1995; and

      WHEREAS, the Assignor desires to assign its rights, duties and obligations under the Agreement to Assignee, and Assignee desires to accept such assignment and assume Assignors duties and obligations under the Agreement, as assigned.

      NOW, THEREFORE, the parties agree as follows:

      1. ASSIGNMENT. Assignor hereby assigns and transfers to Assignee, all of Assignor's rights, title and interest in, to, and under the Agreement as assigned. Any funds or property of CNL Income Fund VI, Ltd. in Assignor's possession shall be, or have been, delivered to Assignee upon the full execution of this Assignment.

      2.    ACCEPTANCE AND ASSUMPTION.    Assignee hereby accepts the
foregoing assignment and further hereby assumes and agrees to perform, from and after October 1, 1995, all duties, obligations and responsibilities of the property manager arising under the Agreement.

      3.    REPRESENTATIONS.

            (a)   Assignor hereby represents and warrants to Assignee:

                  (i)   that the Agreement is in full force and effect;
                  (ii) that Assignor has fully performed all of its duties under the Agreement through the date of this Assignment;
                  (iii) that Assignor has no notice or knowledge of any claim, cost, or liability (other than as specifically contemplated under the Agreement, all of which have been satisfied or discharged) which arose under the Agreement or which may arise after the date hereof; and
                  (iv) that this Assignment has been duly authorized by all requisite corporate action and has been properly executed by duly authorized officers of Assignor.

            (b) CNL Income Fund VI, Ltd. hereby represents and warrants to Assignee that the Agreement is in full force and effect, and that no defaults or violations of such Agreement exist as of the date of this Assignment.

      IN WITNESS WHEREOF, this Assignment is executed the date above first written.

                                    ASSIGNOR:

                                    CNL INCOME FUND ADVISORS, INC.,
                                    a Florida corporation

                                    By:   /s/Robert A. Bourne
                                          -----------------------------
                                          Robert A. Bourne, President


                                    ASSIGNEE:

                                    CNL FUND ADVISORS, INC.,
                                    a Florida corporation

                                    By:   /s/Robert A. Bourne
                                          -----------------------------
                                          Robert A. Bourne, President





                              CONSENT AND JOINDER

      CNL Income Fund VI, Ltd. hereby consents to the foregoing Assignment and joins in such agreement for the purpose of making the representations set forth in subparagraph 3(b) thereof.

                                    CNL INCOME FUND VI, LTD., a Florida
                                    limited partnership

                                    By:   /s/Robert A. Bourne
                                          -----------------------------
                                          Robert A. Bourne, General Partner